Exhibit 99.1

CONTACT: Angela Hartley
Patriot Scientific
760/547-2700 ext. 102
For Immediate Release

Letter to the Shareholders of Patriot Scientific Corporation from President/CEO Rick Goerner on Business Update

CARLSBAD, Calif. – September 23, 2008 – To all shareholders and stakeholders of Patriot Scientific Corporation (OTC BB: PTSC), this letter provides an update on significant business activities at the Company.  In prior letters I have emphasized my intention to facilitate regular communication to Patriot Scientific’s shareholders through these letters to provide insight on topical issues and to provide a uniform status report on important activities at the Company.

In this letter I will focus on three topics: 1) an update on activities to expand Patriot Scientific’s future business prospects, with particular emphasis on the recent Crossflo acquisition, 2) plans for the upcoming Annual Shareholder Meeting and proxy motions seeking shareholder approval, and 3) comments on questions received from shareholders.

First, allow me to address the recent market weakness and the continued downward pressure on Patriot Scientific’s stock price, despite what we feel should be positively viewed announcements regarding new MMP licensees and M&A activities. We are, of course, concerned with the fundamental market conditions caused by the current financial crises, but cannot control the market sentiment in this environment. We will continue to press forward with our new business initiatives, presenting the Company to new potential investors and maintaining the stock buyback program at share prices that we believe are undervalued.

To reiterate a point I have stressed before, Patriot Scientific has a strong balance sheet and no debt, with good market liquidity. Our favorable cash position and trading liquidity are attractive to many companies (both public and private) seeking cash to grow. Liquidity and the current market conditions can also be viewed as an “opportunistic” time to acquire valuable assets to complement Patriot Scientific’s M&A pursuits and build long term shareholder value.

Positioning Patriot Scientific for the future; the Crossflo Systems Inc. acquisition

Crossflo Systems Inc. acquisition

Effective September 1, 2008, we closed Patriot Scientific’s first full M&A transaction and launched the Company’s efforts to focus on data sharing and secure data networking technology. With Crossflo as a core technology, we are pursuing other synergistic software opportunities that are complementary to Crossflo’s solution and will help Patriot offer a more complete secure data sharing solution for potential customers in healthcare, law enforcement and government agency applications.  Each of these markets represents substantial opportunities for database integration software.

The Crossflo acquisition, for $7.4M in Patriot Scientific stock and $2.6M in cash, puts Patriot Scientific in the midst of the market for users of disparate databases to seamlessly share information in a controlled fashion. Crossflo’s personnel, in fact, helped define the government’s standard for data sharing, the major version being “NIEM” (National Information Exchange Model), and will soon be filing patents on additions to Crossflo’s software core that largely automate the use of this and other federally mandated standards.

As pointed out in press releases on the acquisition, Crossflo has early benchmark projects in government, law enforcement and healthcare. Crossflo has begun launching a healthcare initiative with a global OEM hardware provider, and is actively involved in pilot projects that could grow into multi-million dollar initiatives with hospitals and physicians groups. Crossflo’s strategic sales partner has current penetration into more than 4,000 of the 7,000 hospitals in the U.S. and is now introducing Crossflo to the first of these with the expressed intent of positioning Crossflo as their preferred software vendor for a long-term data sharing strategy involving these clients.

Crossflo also is developing an early market lead with the Department of Justice (which includes the FBI) which is supporting the creation of a nationwide deployment of up to seventy “Fusion Centers” in conjunction with the Department of Homeland Security.   These Fusion Centers will act as clearing houses for information sharing between federal, state and local law enforcement, public safety and other entities. While the majority of these Fusion Centers are in the early deployment, or planning, stage, Crossflo already has an operational platform with the State of New Jersey and has most recently won an additional state Fusion Center award which will be announced shortly.  We intend to use these and other Crossflo credentials to support positioning Crossflo as the “first solution of choice” for future Fusion Center deployments.

We expect to file with the SEC audited financial statements for Crossflo’s historical periods approximately at the same time that we file Patriot Scientific’s next 10-Q in mid-October.  At the shareholder meeting we will outline plans moving forward to increase revenues and profits based on Patriot Scientific’s ability to provide additional capital resources to drive the Crossflo business forward.

We are continuing to evaluate other opportunities to acquire complementary software products with specific emphasis on healthcare and government/law enforcement applications that will help Crossflo accelerate future customer engagements and revenues.  We are very excited with the response we are getting from potential customers in both areas and are developing additional customer contacts in the state court systems, juvenile system and other hospital/physician groups as well.

Other investment activity

Patriot Scientific also acquired, for $1.3M in cash, less than 20% of Avot Media, a Silicon Valley developer of mobile networking software that facilitates the transfer of video content to mobile devices. Avot’s technical differentiation exists in its ability to access existing server-based video content and rapidly deliver it to disparate mobile devices.  Avot has recently contracted with several major international carriers to perform field trials that are in progress or will be launched before the end of 2008.  Avot has recently expanded its sales channel coverage in Europe and Asia.

Annual Shareholders meeting and proxy motions for shareholder approval

Our annual shareholder meeting will be held in Carlsbad, CA on October 30, 2008 at 10:00 am.  I am looking forward to a productive meeting. We will be conducting a brief business update session following the formal shareholders business and will provide time for questions at the end.

As you are aware we have put two motions before the shareholders for approval:
1.	Increase the authorized shares from 500,000,000 to 600,000,000 shares
2.	Increase the option pool by 5 million shares (~1.25% of the outstanding shares)

Both of these initiatives are a consequence of our M&A efforts. The first is to provide adequate “currency value” with which to enable Imperial Capital, Patriot Scientific’s investment banker, to carry on discussions with potential operating companies (both public and private). We believe that the potential dilution (20%) will be offset by the ability to attract viable operating entities capable of increasing Patriot Scientific’s market capitalization. At recent share prices, this initiative gives us $20-25 million in additional share value leverage with which to negotiate.

The second motion addresses the need to provide a means to attract, retain and motivate employees. As we become more established as an operating company, we will need to provide for employee stock options that are customary in the tech sector. With the closure of the Crossflo transaction, Patriot’s headcount has risen from 4 in January 2008 to more than 25 today. I could project 45 to 50 or more employees by mid-2009 and Patriot simply does not have sufficient option shares available to provide for our existing and planned new employees.

Management and the Board of Directors are seeking your approval for these two motions to continue to have the tools to execute our plans for future growth and profitability.

The Company also received a shareholder proposal submitted to the SEC for a ballot initiative, which, if approved, would have required the Company to first obtain shareholder approval prior to the issuance of currently authorized preferred stock.  Although the Company was confident that under Federal Securities Law the proposal pertained to a matter that was appropriately not relegated to shareholders, it undertook to inquire with the SEC if it concurred with this position.  The SEC responded, expressing agreement with the Company’s perspective.  We have seen some shareholder concern on this matter as a result of individuals pointing to the Company’s legacy of distressed financings that were dilutive to shareholder interests.  Although the Company’s current management does not possess all the facts and circumstances that led to previous financing decisions, it appears that the Company was at great risk as a going concern.  Considering the going concern risk, the distressed dilutive financings may very well have been the best alternatives available at the time, allowing the Company to ultimately survive to this day.  While we understand that preferred stock may be issued with preferential rights to common, this proposal was only aimed at restricting the Company’s ability to issue its 5,000,000 shares of preferred stock, and we believe that the proposal could have been misleading in its ability to materially influence dilution.

In any event, the Company has no plans at this time, or in the foreseeable future, that would call for the issuance of preferred stock, but it retains the ability and flexibility to do so if warranted.

Comments on other shareholder inquiries

1)	Update on USPTO actions on MMP™ patent re-examinations
2)	Update on the number of shares outstanding due to buyback actions and the Crossflo transaction
3)	Patriot management, officer and director blackout period

1)   Update on USPTO actions on MMP™ patent re-examinations

I have stressed the fact that the patent re-examination process is a very complicated and lengthy process. Patent Office actions are publicly disclosed, and we look forward to the final actions by the USPTO. Both Patriot Scientific and TPL are involved in litigation regarding the patents, and comments regarding the status of the various patent re-examinations and patent office actions cannot be made at this time.

In the meantime, TPL/Alliacense continues to engage new licensees as evidenced by the new MMP™ license announced with Roland (Japan) this past month.

2)  Update on outstanding shares due to share buybacks and the issuance of shares for the Crossflo transaction

Several shareholders have noted that the number of Patriot Scientific shares outstanding has dropped from recent 10-Ks and were confused by this. The drop is the result of Patriot Scientific’s share buyback program that has been pursued since April and reflects those shares being put back into Patriot Scientific’s treasury and therefore no longer considered outstanding.

Our recent preliminary proxy filing in its original form also created some confusion as to the apparent increase of approximately 20 million shares as of August 29th, compared to the outstanding shares as disclosed in recent, previous public filings. These shares were, in fact, part of the consideration for the Crossflo transaction and were technically issued by our Transfer Agent as of the closing of the transaction on August 29th.  We have therefore since revised the number in our proxy to exclude these shares, as they will be considered issued and outstanding on September 1, 2008, the effective date of the purchase transaction.

3)	Patriot Scientific officers, management and directors “blackout” period for stock transactions

Due to the extent of the Company’s M&A activities, and with the advice of Counsel, Patriot Scientific management, officers and directors have been in a “blackout” period since the ending of Patriot Scientific’s fiscal year (May 31, 2008) and will remain unable to trade in Patriot Scientific’s stock at least through the release of the next filing of the Company’s 10-Q and the issuance of the historical audited financial statements for Crossflo, expected in mid-October.

I want to reiterate that it is my objective to continually improve the quality, uniformity and responsiveness of our communications to shareholders and the marketplace, and I will continue to look forward to your comments and inquiries.

The current environment is full of uncertainty and doubt, and while I can’t remove the angst of the market as a whole, I trust this letter has provided you with additional information regarding the status of key business initiatives at Patriot Scientific and the progress we are making toward building a “new Patriot” with solid future growth and profitability.

Please feel free to send us your comments and any additional questions.  I look forward to your support as we transition ahead and remain excited about the opportunity to build a strong future for Patriot Scientific and to making your acquaintance at the upcoming shareholder meeting.

Sincerely,

Rick Goerner
President/CEO
Patriot Scientific Corporation

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the Company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the Company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

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